UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                         SCHEDULE 13G/A
           Under the Securities Exchange Act of 1934

Amendment No.5*

Name of Issuer:  INTERNATIONAL FLAVORS & FRAGRANCES, INC.

Title of Class of Securities:  Common Stock

CUSIP Number:  45950610

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[   ]     Rule 13d-1(b)
[ X ]     Rule 13d-1(c)
[   ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.   NAME OF REPORTING PERSON
          William D. Van Dyke III

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          a.   [   ]
          b.   [   ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

CUSIP No.: 45950610        SC 13G/A               Page 2 of 4 Pages

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER
               4,957

     6.   SHARED VOTING POWER
               7,273,536

     7.   SOLE DISPOSITIVE POWER
               25,957 (includes 21,000 exercisable options)

     8.   SHARED DISPOSITIVE POWER
               7,273,536

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,299,493 (includes 21,000 exercisable options)

     10.  CHECK BOX IS THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
     SHARES
          N/A

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.5%

     12.  TYPE OF REPORTING PERSON*
          IN

*SEE INSTRUCTION BEFORE FILLING OUT!

	Item 1(a)	Name of Issuer:  International Flavors &
			Fragrances, Inc.

	Item 1(b)	Address of Issuer's Principal Executive Offices:
			521 West 57th Street, New York, NY  10019

	Item 2(a)	Name of Person Filing:  William D. Van Dyke III

	Item 2(b)	Address of Principal Business Office or, if none,
			Residence:  111 East Kilbourn Avenue, 19th Floor
			Milwaukee, Wisconsin 53202

	Item 2(c)	Citizenship:  United States


CUSIP No.: 45950610        SC 13G/A               Page 3 of 4 Pages

	Item 2(d)	Title of Class of Securities:  Common Stock

	Item 2(e)	CUSIP Number:  45950610

	Item 3		Filer is filing this statement pursuant to
			Section 240.13d-1(c)

	Item 4		Ownership (as of December 31, 1999):

		(a)  Amount Beneficially Owned:  7,299,493* **
		(b)  Percent of Class: 7.5%
		(c)  Number of shares as to which such person has:

			(i)	sole power to vote or to direct the
				vote: 4,957
			(ii) 	shared power to vote or to direct the vote:
				7,273,536**
			(iii) 	sole power to dispose or to direct the
				disposition of: 25,957*
			(iv) 	shared power to dispose or to direct the
				disposition of:  7,273,536**

	Item 5		Not Applicable

	Item 6		Not Applicable

	Item 7		Not Applicable

	Item 8		Not Applicable

	Item 9		Not Applicable

	Item 10		Certification

			By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 45950610        SC 13G/A               Page 4 of 4 Pages

* Includes 21,000 shares under exercisable options.
**The undersigned disclaims any beneficial interest in 7,273,536 shares except as defined in Regulation 13(d)-3 promulgated pursuant to Sections 12(d) and 13(g) of the Securities Exchange Act of 1934. Nothing herein shall be construed as an admission that the undersigned is the beneficial owner of such shares for any other purpose.

	Signature:	After reasonable inquiry and to the best of my
			knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	Date:		February 20, 2001.

				/s/

			William D. Van Dyke III